Exhibit 99.1

FOR IMMEDIATE RELEASE
September 3, 2008

UNITED NATURAL FOODS, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2008 RESULTS; PROVIDES FISCAL 2009 GUIDANCE

•	NET SALES INCREASED 29% TO $911.9 MILLION FOR 2008 FOURTH QUARTER AND 22% TO $3.37 BILLION FOR FISCAL YEAR 2008.

•	ACHIEVES QUARTERLY NET INCOME OF $0.30 PER DILUTED SHARE.

•	INTRODUCES FISCAL 2009 GUIDANCE WITH FORECASTED EPS GROWTH OF 15% to 22% ON SALES GROWTH OF 10% to 12%.

Dayville, Connecticut – September 3, 2008 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the “Company”) today reported net sales for the fourth quarter of fiscal 2008, ended August 2, 2008, of $911.9 million, an increase of $205.1 million, or 29.0%, from net sales of $706.8 million realized in the fourth quarter of fiscal 2007, ended July 28, 2007. Excluding the effect of the Company’s November 2007 acquisition of Millbrook Distribution Services, Inc. (“Millbrook”), net sales increased by approximately $143.2 million, or 20.3%, to $850.0 million. Comparable sales growth for the fourth quarter of fiscal 2008, excluding the Millbrook acquisition and the 14th week included in the fourth quarter of fiscal 2008, was 11.9%.

Gross margin was 19.5% for the fourth quarter of fiscal 2008, which represents an 83 basis point improvement from the gross margin of 18.7% reported for the fourth quarter of fiscal 2007, and an 81 basis point sequential improvement when compared with the gross margin of 18.7% reported in the third quarter of fiscal 2008.

The Company reported net income of $12.8 million, or $0.30 per diluted share, for the fourth quarter of fiscal 2008, which was relatively flat compared to net income of $13.1 million, or $0.31 per diluted share, reported for the fourth quarter of fiscal 2007. Millbrook, which the Company acquired in the second quarter of fiscal 2008, negatively impacted net income by approximately $2.9 million, or $0.07 per diluted share, during the fourth quarter of fiscal 2008. Excluding the effect of Millbrook, net income for the quarter ended August 2, 2008 would have been $15.7 million, or $0.37 per diluted share, compared to $13.1 million, or $0.31 per diluted share for the comparable quarter ended July 28, 2007.

For the quarter ended August 2, 2008, operating expenses were 16.9% of net sales, or $154.0 million, an increase of $45.8 million, or 42.3%, over operating expenses of $108.2 million, or 15.3% of net sales, for the fourth quarter of fiscal 2007. In the fourth quarter of fiscal 2008, several items negatively impacted the Company’s operating expenses and net income.  Operating expenses in the fourth quarter of fiscal 2008 were negatively impacted by $2.7 million in labor and other duplicate expenses related to the Company’s relocation from its facility in Fontana, California to a new distribution facility in Moreno Valley, California, which is scheduled to opened in the first week of September 2008, and the Company’s previously announced new facility in York, Pennsylvania. An increase in fuel costs of $4.0 million, excluding fuel costs specific to Millbrook, also contributed to the increase in operating expenses as a percentage of net sales for the fourth quarter of fiscal 2008.

The Company recorded share-based compensation expense of $1.2 million, in the fourth quarter of fiscal 2008, in accordance with SFAS No. 123R, Share-Based Payment, compared to $1.0 million of share-based compensation expense recorded in the fourth quarter of fiscal 2007.

Full Year Results
Net sales for fiscal 2008 totaled a record $3.37 billion, an increase of 22.2%, or $611.6 million, over the $2.75 billion of net sales recorded in fiscal 2007. Gross margin was 18.8% for fiscal 2008, which represents a 33 basis point improvement from the gross margin of 18.5% for fiscal 2007.

Net income for fiscal 2008 decreased $1.7 million, or 3.3%, to $48.5 million, or $1.13 per diluted share, from $50.2 million, or $1.17 per diluted share, for fiscal 2007.

Fiscal year 2008 operating expenses were 16.1% of net sales, or $541.4 million, an increase of $125.3 million, or 30.1%, over operating expenses of $416.1 million, or 15.1% of net sales, for fiscal 2007.

Operating expenses during fiscal 2008 were negatively impacted by approximately $10.6 million of operating losses associated with the Company’s Specialty distribution division, which consists of Millbrook, and $6.3 million in labor and other start-up expenses related to the Company’s new distribution facilities in Sarasota, Florida, Ridgefield, Washington, Moreno Valley, California and York, Pennsylvania.

Operating expenses during fiscal 2007 were negatively impacted by approximately $2.2 million of losses related to the Company’s two Auburn, California facilities, $0.7 million in fees and abandoned leasehold improvements and $0.9 million in labor and other start-up expenses related to the Company’s new distribution facilities in Sarasota, Florida and Ridgefield, Washington.

For the fiscal year ended August 2, 2008, share-based compensation expense was $4.7 million, compared with $4.0 million of share-based compensation expense for the fiscal year ended July 28, 2007.

Comments from Management

“I am very pleased to once again report record revenue results for our fiscal year 2008 fourth quarter and full year, driven by growth from both existing and new customers. During the quarter, we delivered our fourth consecutive quarterly increase in comparable sales, matching the high end of our forecasted range of 10% to 12%, despite a weak economy and slower then expected growth in the supernatural channel,” said Michael Funk, President and Chief Executive Officer.

“While Specialty division revenues have been below our expectations, we’re beginning to realize positive customer reaction from initiatives designed to improve service and performance levels. We’re confident the business is stabilized and positioned to yield sales growth in fiscal 2009.  Additionally, we remain diligently focused on fully integrating the specialty division into our broadline distribution, resulting in a considerable reduction in expenses and dilution of approximately $0.06 for the entire fiscal year 2009.”

Mr. Funk added, “Operationally, we’re excited about the opening of our Moreno Valley, California facility this coming weekend, and with the additional capacity we’ve added, the Company is well positioned for increased efficiencies to handle additional SKU assortments and business.”

“We enter 2009 with strong core businesses that will support our growth initiatives and current expectations for top line growth between 10% to 12%, and a 15% to 22% increase in earnings to our shareholders,” Mr. Funk concluded.

Introduces Fiscal 2009 Guidance
The Company also has provided its financial outlook for fiscal 2009, ending August 1, 2009.

For fiscal 2009, the Company expects revenues to increase by approximately 10% to 12% on a comparable basis from fiscal 2008 to a range of $3.63 billion to $3.70 billion.  Fiscal 2009 earnings per diluted share are expected to be in the range of $1.30 to $1.38 per share, an increase of 15% to 22% over fiscal 2008. The Company’s fiscal 2009 earnings guidance includes the expectation of approximately $0.06 per diluted share in dilution from the Company’s Specialty division. After adjusting for the impact of the 53-week year in fiscal 2008, fiscal 2009 earnings per diluted share are expected to increase 17% to 24% over fiscal 2008 earnings per diluted share.

Capital expenditures are expected to be in the range of $55 million to $62 million during fiscal 2009. Certain costs associated with the Moreno Valley, California and York, Pennsylvania facilities, as well as costs associated with a new facility in Texas are included in the Company’s 2009 capital expenditures guidance. The Company will begin operating out of its Moreno Valley, California facility in September 2008, and the York Pennsylvania facility should commence operations late in the second fiscal quarter of 2009. The Company expects to open a new broadline distribution facility in Texas in the fourth quarter of fiscal 2009.

The Company’s guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If any of these assumptions vary, the Company’s guidance may change.  There can be no assurance that the Company will achieve these results.

Conference Call
As previously announced, management will conduct a conference call and audio webcast at 11:00 a.m. EDT on September 3, 2008 to review the Company’s quarterly and annual results, market trends and future outlook. The conference call dial-in number is (303) 262-2193. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investor Relations section of the Company’s website at www.unfi.com. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for 30 days.

About United Natural Foods
United Natural Foods, Inc. carries and distributes more than 60,000 products to more than 17,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 and 2007 as one of its “Most Admired Companies,” and ranked by Business Ethics as one of its “100 Best Corporate Citizens for 2006.”

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(860) 779-2800	(212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on June 5, 2008, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations and capital expenditures should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Quarters ended		Years ended
	August 2, 2008	July 28, 2007	August 2, 2008	July 28, 2007

Net sales	$911,850	$706,786	$3,365,857	$2,754,280
Cost of sales	733,943	574,791	2,731,965	2,244,702

Gross profit	177,907	131,995	633,892	509,578

Operating expenses	154,029	108,210	541,413	415,337
Impairment on assets held for sale	-	-	-	756
Total operating expenses	154,029	108,210	541,413	416,093

Operating income	23,878	23,785	92,479	93,485

Other expense (income):
Interest expense	3,996	2,807	16,133	12,089
Interest income	(296)	(357)	(768)	(975)
Other, net	(235)	(176)	(82)	156
Total other expense	3,465	2,274	15,283	11,270

Income before income taxes	20,413	21,511	77,196	82,215

Provision for income taxes	7,594	8,387	28,717	32,062

Net income	$12,819	$13,124	$48,479	$50,153

Basic per share data:
Net income	$0.30	$0.31	$1.14	$1.18

Weighted average basic shares of common stock	42,737	42,602	42,690	42,445

Diluted per share data:
Net income	$0.30	$0.31	$1.13	$1.17

Weighted average diluted shares of common stock	42,860	42,847	42,855	42,786

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	August 2, 2008	July 28, 2007
ASSETS
Current assets:
Cash and cash equivalents	$25,333	$17,010
Accounts receivable, net	179,063	160,329
Notes receivable, trade, net	1,412	1,836
Inventories	394,364	312,377
Prepaid expenses and other current assets	13,307	8,199
Deferred income taxes	14,221	9,474
Assets held for sale	-	5,935
Total current assets	627,700	515,160

Property and equipment, net	234,115	185,083

Other assets:
Goodwill	170,609	79,903
Intangible assets, net	33,689	8,552
Notes receivable, trade, net	2,349	2,647
Other long-term assets	16,021	9,553
Total assets	$1,084,483	$800,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$288,050	$120,000
Accounts payable	160,418	134,576
Accrued expenses and other current liabilities	63,308	37,132
Current portion of long-term debt	5,027	6,934
Total current liabilities	516,803	298,642

Long-term debt, excluding current portion	58,485	65,067
Deferred income taxes	9,058	9,555
Other long-term liabilities	20,087	839
Total liabilities	604,433	374,103

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares at August 2, 2008 and July 28, 2007; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,100 issued and 42,871 outstanding shares at August 2, 2008; 43,051 issued and 42,822 outstanding shares at July 28, 2007	431	431
Additional paid-in capital	169,238	163,473
Unallocated shares of Employee Stock Ownership Plan	(1,040)	(1,203)
Treasury stock	(6,092)	(6,092)
Accumulated other comprehensive income	(753)	399
Retained earnings	318,266	269,787
Total stockholders’ equity	480,050	426,795

Total liabilities and stockholders’ equity	$1,084,483	$800,898

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Years ended
	August 2, 2008	July 28, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$48,479	$50,153
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	22,544	18,376
Loss on disposals of property and equipment	158	1,997
Impairment on assets held for sale	-	756
Deferred income taxes	2,257	1,707
Provision for doubtful accounts	2,707	1,528
Share-based compensation	4,674	3,994
Gain on forgiveness of loan	(157)	-
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(8,339)	(10,216)
Inventories	(58,112)	(52,975)
Prepaid expenses and other assets	(6,434)	(5,772)
Notes receivable, trade	713	(469)
Accounts payable	(8,319)	27,739
Accrued expenses and other current liabilities	9,050	(1,308)
Net cash provided by operating activities	9,221	35,510

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(51,083)	(46,804)
Purchases of acquired businesses, net of cash acquired	(107,812)	(9,303)
Proceeds from disposals of property and equipment	-	5,452
Other investing activities	-	(1,010)
Net cash used in investing activities	(158,895)	(51,665)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under notes payable	168,050	(5,005)
Repayments on long-term debt	(8,332)	(6,216)
(Decrease) increase in bank overdraft	(1,435)	4,691
Capitalized debt issuance costs	(1,285)	-
Proceeds from exercises of stock options	828	7,127
Tax benefit from exercises of stock options	171	2,518
Proceeds from issuance of long-term debt	-	10,000
Principal payments of capital lease obligations	-	(4)
Net cash provided by financing activities	157,997	13,111

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,323	(3,044)
Cash and cash equivalents at beginning of period	17,010	20,054
Cash and cash equivalents at end of period	$25,333	$17,010

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest paid, net of amounts capitalized	$16,469	$11,877
Federal and state income taxes paid, net of refunds	$27,618	$28,607